News Release

Nektar Therapeutics Reports Second Quarter 2009 Financial Results

SAN CARLOS, Calif., August 4, 2009 — Nektar Therapeutics (Nasdaq: NKTR) today reported its financial results for the second quarter ended June 30, 2009.

Net loss for the quarter ended June 30, 2009 was $32.1 million or $0.35 per share, compared to net loss of $33.4 million or $0.36 per share in the second quarter of 2008.

Nektar made improvements to its operating efficiencies as compared to a year ago.  Total operating costs and expenses were down 19% to $43.5 million in the second quarter of 2009 as compared to $53.8 million in the second quarter of 2008.  For the first half of 2009, total operating costs and expenses were down 28% to $83.5 million as compared to $115.6 million in the first half of 2008.

“In the first half of 2009, we made a strong commitment to advancing our clinical pipeline,” stated Howard W. Robin, President and Chief Executive Officer of Nektar.  “We completed our Phase 2 clinical program for NKTR-118, and we are poised to report Phase 2 data for NKTR-102 and Phase 1 data for NKTR-105 by year-end.  These achievements underscore the strength of Nektar’s drug development organization and our successful strategy to focus on developing proprietary drugs with our advanced polymer conjugate technology.”

Research and development expense was $24.2 million in the second quarter of 2009 as compared to $33.5 million for the same quarter in 2008.  For the first half of 2009, research and development expense was $48.0 million as compared to $70.9 million for the first half of 2008.  Included in the $48.0 million of overall research and development expense in the first half of 2009 is approximately $27.4 million of investment in Nektar preclinical and clinical development programs.

Revenue for the three month period ended June 30, 2009 was $13.0 million compared to revenue of $20.4 million in the second quarter of 2008.  Revenue for the first half of 2009 was $22.7 million as compared to revenue of $40.4 million in the first half of 2008.  This decrease in revenue is primarily the result of lower contract research and manufacturing revenues resulting from the sale of certain of the company’s pulmonary assets to Novartis which occurred on December 31, 2008.

Cash, cash equivalents, and short-term investments at June 30, 2009 were $294.3 million.

Conference Call to Discuss Second Quarter 2009 Financial Results

A conference call to review results will be held on August 4, 2009 at 2 PM Pacific Time.

Details are below:

Howard Robin, president and chief executive officer, and John Nicholson, chief financial officer, will host a conference call beginning at 5:00 p.m. Eastern Time (ET)/2:00 p.m. Pacific Time (PT) on Tuesday, August 4, 2009.

    To access the conference call, follow these instructions:

    Dial: (866) 831-6270 (U.S.); (617) 213-8858 (international)
    Passcode: 25099763 (Howard Robin is the host)

An audio replay will also be available shortly following the call through Wednesday, August 19, 2009 and can be accessed by dialing (888) 286-8010 (U.S.); or (617) 801-6888 (international) with a passcode of 26851386.

About Nektar

Nektar Therapeutics is a biopharmaceutical company developing novel therapeutics based on its PEGylation and advanced polymer conjugation technology platforms. Nektar's technology and drug development expertise have enabled nine approved products for partners, which include leading biopharmaceutical companies. Nektar is also developing a robust pipeline of its own potentially high-value therapeutics to address unmet medical needs by leveraging and expanding its technology platforms to improve and enable molecules.

The company recently announced positive Phase 2 results for Oral NKTR-118, its proprietary novel peripheral opioid antagonist that combines Nektar's advanced small molecule polymer conjugate technology platform with naloxol, a derivative of the opioid-antagonist drug, naloxone. Nektar's technology has been shown to increase oral bioavailability and inhibit penetration across the blood-brain barrier, an important potential advance for small molecule therapies. The product is being developed to treat opioid-induced constipation (OIC).

NKTR-102, PEGylated irinotecan, is currently in Phase 2 clinical studies in ovarian, breast and colorectal cancer. NKTR-105, PEGylated docetaxel, is currently in a Phase 1 study in patients with refractory solid tumors.

Nektar technology is used in nine approved partnered products in the U.S. or Europe today, including UCB's Cimzia(R), Roche's PEGASYS(R) for hepatitis C and Amgen's Neulasta(R) for neutropenia.

Nektar is headquartered in San Carlos, California, with additional R&D operations in Huntsville, Alabama and Hyderabad, India.

# # #

This press release contains forward-looking statements that reflect management’s current views regarding the progress and potential of the company's pipeline of proprietary drug candidates, the value and potential of the company's technology platform, and the company’s position to enter into new strategic collaborations with third parties.  These forward-looking statements involve numerous risks and uncertainties, including but not limited to: (i) the company's proprietary product candidates and those of its collaboration partners are in various stages of clinical development and the risk of failure is high and can unexpectedly occur at any stage of development prior to regulatory approval for numerous reasons including, without limitation, safety and efficacy findings; (ii) the timing or success of the commencement or end of clinical trials and commercial launch of partnered products may be delayed or unsuccessful due to slower than anticipated patient enrollment, drug manufacturing challenges, changing standards of care, clinical trial design, clinical outcomes, or delay or failure in obtaining regulatory approval in one or more important markets; (iii) the company's patent applications for its proprietary or partner product candidates may not issue, patents that have issued may not be enforceable, or intellectual property licenses from third parties may be required in the future; (iv) the outcome of any future intellectual property or other litigation related to the company's proprietary product candidates or complex commercial agreements; (v) if the company is unable to establish and maintain collaboration partnerships on attractive commercial terms, or that cover all major markets, our business, results of operations and financial condition could suffer; (vi) advances by competitors, particularly if unanticipated;  and (vii) certain other important risks and uncertainties set forth in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 6, 2009, the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 filed with the Securities and Exchange Commission on May 8, 2009,  and the company’s most recent Quarterly Report on Form 10-Q to be filed on or about August 5, 2009.  Actual results could differ materially from the forward-looking statements contained in this press release.  The company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Jennifer Ruddock
Nektar Therapeutics
650-631-4954

Susan Noonan
The SAN Group
212-966-3650

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	June 30, 2009	December 31, 2008 (1)

ASSETS

Current assets:
Cash and cash equivalents	$114,992	$155,584
Short-term investments	179,311	223,410
Accounts receivable, net of allowance	8,473	11,161
Inventory	10,110	9,319
Other current assets	5,317	6,746
Total current assets	$318,203	$406,220

Property and equipment, net	75,024	73,578
Goodwill	76,501	76,501
Other assets	3,270	4,237
Total assets	$472,998	$560,536

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$4,931	$13,832
Accrued compensation	6,883	11,570
Accrued clinical trial expenses	12,110	17,622
Accrued expenses	7,201	9,923
Deferred revenue, current portion	8,770	10,010
Other current liabilities	5,421	5,417
Total current liabilities	$45,316	$68,374

Convertible subordinated notes	214,955	214,955
Capital lease obligations	19,616	20,347
Deferred revenue	52,696	55,567
Deferred gain	5,463	5,901
Other long-term liabilities	4,354	5,238
Total liabilities	$342,400	$370,382

Commitments and contingencies

Stockholders' equity:
Preferred stock	$-	$-
Common stock	9	9
Capital in excess of par value	1,317,577	1,312,796
Accumulated other comprehensive income	978	1,439
Accumulated deficit	(1,187,966)	(1,124,090)
Total stockholders' equity	$130,598	$190,154
Total liabilities and stockholders' equity	$472,998	$560,536

(1) The consolidated balance sheet at December 31, 2008 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share information)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenue:
Product sales and royalties	$10,525	$9,010	$16,995	$19,381
Collaboration and other	2,463	11,391	5,704	21,012
Total revenue	12,988	20,401	22,699	40,393

Operating costs and expenses:
Cost of goods sold	10,231	5,444	15,330	12,671
Other cost of revenue	-	1,487	-	6,821
Research and development	24,150	33,500	48,040	70,873
General and administrative	9,087	13,328	20,107	25,275
Total operating costs and expenses	43,468	53,759	83,477	115,640

Loss from operations	(30,480)	(33,358)	(60,778)	(75,247)

Non-operating income (expense):
Interest income	950	3,190	2,600	8,203
Interest expense	(2,948)	(3,929)	(6,285)	(7,847)
Other income, net	203	769	248	1,071
Total non-operating income (expense)	(1,795)	30	(3,437)	1,427

Loss before provision for income taxes	(32,275)	(33,328)	(64,215)	(73,820)

(Benefit) provision for income taxes	(206)	47	(339)	260

Net loss	$(32,069)	$(33,375)	$(63,876)	$(74,080)

Basic and diluted net loss per share	$(0.35)	$(0.36)	$(0.69)	$(0.80)

Shares used in computing basic and diluted net loss per share	92,556	92,400	92,536	92,365

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Six Months Ended June 30,
	2009	2008
Cash flows from operating activities:
Net loss	$(63,876)	$(74,080)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	7,359	11,820
Stock-based compensation	4,691	3,863
Other non-cash transactions	56	(309)
Changes in assets and liabilities:
Decrease (increase) in trade accounts receivable	2,362	9,570
Decrease (increase) in inventory	(791)	2,021
Decrease (increase) in other assets	1,284	(6,026)
Increase (decrease) in accounts payable	(5,513)	(1,727)
Increase (decrease) in accrued compensation	(4,687)	(3,676)
Increase (decrease) in accrued clinical trial expenses	(5,512)	10,160
Increase (decrease) in accrued expenses	(1,344)	(1,061)
Increase (decrease) in accrued expenses to contract manufacturers	-	(40,444)
Increase (decrease) in deferred revenue	(4,111)	(5,321)
Increase (decrease) in other liabilities	(995)	(1,215)
Net cash used in operating activities	$(71,077)	$(96,425)

Cash flows from investing activities:
Purchases of investments	(186,016)	(334,685)
Sales of investments	7,627	28,590
Maturities of investments	221,948	369,337
Transaction costs from Novartis pulmonary asset sale	(4,440)	-
Purchases of property and equipment	(7,999)	(10,349)
Net cash provided by investing activities	$31,120	$52,893

Cash flows from financing activities:
Payments of loan and capital lease obligations	(616)	(1,151)
Proceeds from issuances of common stock	90	383
Net cash used in financing activities	$(526)	$(768)
Effect of exchange rates on cash and cash equivalents	(109)	(164)
Net decrease in cash and cash equivalents	$(40,592)	$(44,464)
Cash and cash equivalents at beginning of period	155,584	76,293
Cash and cash equivalents at end of period	$114,992	$31,829